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                                                            Exhibit 10T


Bank of America                                 Business Loan Agreement
=======================================================================

This Agreement dated as of December 30, 1997 is among Bank of America National Trust and Savings Association (the "Bank") Sunquest Information Systems, Inc. ("Borrower 1"), Sunquest Europa Limited ("Borrower 2"), Antrim Corporation ("Borrower 3"), Sunquest Pharmacy Information Systems, Inc. ("Borrower 4") and Sunquest Germany GmbH ("Borrower 5") (Borrower 1, Borrower 2, Borrower 3, Borrower 4 and Borrower 5 are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").


1.   LINE OF CREDIT AMOUNT AND TERMS

1.1  Line of Credit Amount.
(a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is Ten Million and no/100 Dollars ($10,000,000.00).

(b) This is a revolving line of credit with a within line facility for letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c) The Borrowers agree not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2  Availability Period.   The line of credit is available between the
     date of this Agreement and April 30, 1999 (the "Expiration Date") unless any Borrower is in default.

1.3  Interest Rate.
(a) Unless the Borrowers elect an Optional interest rate as described below, the interest rate is the Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4  Repayment Terms.

(a) The Borrowers will pay interest on January 31, 1998 and on the last day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

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(c)  Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Expiration Date.

1.5  Letters of Credit.   This line of credit may be used for financing:

(a) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(b) standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date.

(c) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Five Million and no/100 Dollars ($ 5,000,000.00).

(d) The following letters of credit are outstanding from the Bank for the account of the Borrowers:

     Letter of Credit Number              Amount
     -----------------------            -----------

     3006798                             135,790.00
     3006781                              67,895.00

     As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

Each Borrower agrees:
(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

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1.6  Optional Interest Rates.   Instead of the interest rate based on
the Reference Rate, the Borrowers may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrowers. Each interest rate is a rate per year. Interest will be paid on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the portion.

1.7  Fixed Rate.   The Borrowers may elect to have all or portions of
the principal balance of the line of credit bear interest at the Fixed Rate, subject to the following requirements:

(a) The "Fixed Rate" means the fixed interest rate the Bank and the Borrowers agree will apply to the portion during the applicable interest period.

(b) The interest period during which the Fixed Rate will be in effect will be no shorter than 2 weeks and no longer than one year.

(c) Each Fixed Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(d) The Borrowers may not elect a Fixed Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Fixed Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of a Fixed Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

          (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

          (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

1.8  Offshore Rate.   The Borrowers may elect to have all or portions
of the principal balance of the line of credit bear interest at the Offshore Rate plus 1.15 percentage points.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be 1 week, 2 weeks, 3 weeks, 1 month, 2 months, 3 months, 6 months, 9 months or 12 months. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate

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     portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

           Offshore Rate =     Grand Cayman Rate
                           ---------------------------
                           (1.00 - Reserve Percentage)

     Where,

          (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

          (ii) "Reserve Percentages" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrowers may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid; and a prepayment fee equal to the amount (if any) by which:

          (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

          (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

          (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore Dollar inter-bank markets; or

          (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

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1.9  LIBOR Rate.   The Borrower may elect to have all or portions of
the principal balance of the line of credit bear interest at the LIBOR Rate plus 1.15 percentage points.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 1 week, 2 weeks, 3 weeks, 1 month, 2 months, 3 months, 6 months, 9 months, or 12 months. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

               LIBOR Rate =   London Inter-Bank Offered Rate
                              ------------------------------
                              (1.00 - Reserve Percentage)

     Where,

          (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

          (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. Phoenix time three (3) banking days before the commencement of the interest period.

(e) The Borrower may not elect a LIBOR Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance of the line of credit already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment", for the purposes of this paragraph, is a

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     payment of an amount on a date earlier than the
     scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

          (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

          (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

          (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London inter-bank market; or

          (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.


2.   EXPENSES

2.1  Expenses.   The Borrowers agree to immediately repay the Bank for
expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

2.2  Reimbursement Costs.
(a) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or
     instrument required by this Agreement.   Expenses include, but are
     not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrowers agree to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.


3.   COLLATERAL

3.1  Personal Property.   The Borrowers' obligations to the Bank under
this Agreement will be secured by personal property the Borrowers now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrowers.

(a)  Machinery, equipment.

(b)  Inventory.

(c)  Receivables.

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(d)  Patents, trademarks and other general intangibles.

In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.


4.   DISBURSEMENTS, PAYMENTS AND COSTS

4.1  Requests for Credit.   Each request for an extension of credit
will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

4.2  Disbursements and Payments.   Each disbursement by the Bank and
each payment by the Borrowers will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

4.3  Telephone and Telefax Authorization.
(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates or the issuance of letters of credit given by any one of the individual signer(s) of this Agreement or a person or persons authorized in writing by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from accounts with the Bank as designated in writing by the Borrowers.

(c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This indemnity and excuse will survive this Agreement's termination.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Arizona. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and is dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5  Taxes.   The Borrowers will not deduct any taxes from any payments
they make to the Bank.  If

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any government authority imposes any taxes on any payments made by the
Borrowers, the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrowers will not pay and are not responsible for any of the Bank's net income taxes.

4.6  Interest Calculation.   Except as otherwise stated in this
Agreement, all interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

4.7  Interest on Late Payments.   At the Bank's sole option in each
instance, any amount not paid within 10 days after the date due under this Agreement (including interest) shall bear interest from the due date at the Reference Rate plus 1.00 percentage points. This may result in compounding of interest.

4.8 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.


5.   CONDITIONS   The Bank must receive the following items, in form
and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

5.1  Authorizations.   Evidence that the execution, delivery and
performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 Governing Documents. A copy of each Borrower's articles of incorporation.

5.3  Security Agreements.   Signed original security agreements,
assignments, financing statements (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

5.4  Evidence of Priority.   Evidence that security interests and liens
in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

5.5  Insurance.   Evidence of insurance coverage, as required in the
"Covenants" section of this Agreement.

5.6  Business Interruption Insurance.   Evidence of a business
interruption insurance policy for at least Twenty Million and no/100 Dollars($20,000,000.00) with an insurer acceptable to the Bank.

5.7 Legal Opinion. A written opinion from the Borrowers' legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

5.8  Good Standing.   Certificates of good standing for Borrower 1,
Borrower 3 and Borrower 4 from their state of incorporation and from any other state in which Borrower 1, Borrower 3 and Borrower 4 are required to qualify to conduct their business.

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5.9  Other Items.   Any other items that the Bank reasonably requires.


6.   REPRESENTATIONS AND WARRANTIES   When the Borrowers sign this
Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

6.1  Organization of Borrowers.   Each Borrower is a corporation duly
formed and existing under the laws of the state where organized.

6.2  Authorization.   This Agreement, and any instrument or agreement
required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3  Enforceable Agreement.   This Agreement, and each other agreement
or document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4  Good Standing.   Each of the Borrowers is duly qualified to do
business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties, the nature of its activities or both makes such qualification necessary except for such jurisdictions where the failure to be so qualified will not materially adversely affect the financial condition, business or operations of such Borrower, or prevent the enforcement of contracts entered into.

6.5  No Conflicts.   This Agreement does not conflict with any law,
agreement, or obligation by which any Borrower is bound.

6.6  Financial Information.   All financial and other information that
has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' financial condition.

(b)  in form and content required by the Bank.

(c)  in compliance with all government regulations that apply.

6.7  Lawsuits.   There is no lawsuit, tax claim or other dispute
pending or threatened against any Borrower, which, if lost, would impair the Borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

6.8  Collateral.   All collateral required in this Agreement is owned
by the grantor of the security interest free of any title defects or any liens or interests of others, other than liens or interests consented to by Bank.

6.9  Permits, Franchises.   Each Borrower possesses all permits,
memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, in all material respects.

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6.10 Other Obligations.   No Borrower is in default on any obligation
for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, which default could have a material adverse effect on the business, operations, or financial condition of the Borrower.

6.11 Income Tax Returns.   No Borrower has knowledge of any pending
assessments or adjustments of its income tax for any year.

6.12 No Event of Default.   There is no event which is, or with notice
or lapse of time or both would be, a default under this Agreement.

6.13 ERISA Plans.
(a) Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by any Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d)  No proceeding has been commenced with respect to a Plan under
     Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e) The following terms have the meanings indicated for purposes of this Agreement:

          (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (ii) "ERISA" means the Employee Retirement Security Income Act of 1974, as amended from time to time.

          (iii) "PBGC" means the Pension Benefit Guaranty
          Corporation established pursuant to Subtitle A of Title IV of ERISA.

          (iv) "Plan" means any employee pension benefit plan maintained or contributed to by any Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

6.14 Location of Borrowers.   Each Borrower's place of business (or, if
any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.


7.   COVENANTS   Each Borrower agrees that so long as credit is
available under this Agreement and until the Bank is repaid in full:

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7.1  Use of Proceeds.   To use the proceeds of the credit only for
general corporate purposes, including the financing of accounts receivable, capital expenditures, and business acquisitions, along with the issuance of commercial and standby letters of credit.

7.2  Financial Information.   To provide the following financial
information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the Borrowers' fiscal year end, the Borrowers' annual financial statements and Borrowers' Form 10-K Annual Report, including a compliance certificate (defined as a written statement, including covenant calculations, signed by a corporate officer certifying compliance with all required financial covenants contained herein). These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 45 days of the period's end, the Borrowers' quarterly 10-Q report or financial statements, including a compliance certificate (defined as a written statement, including covenant calculations, signed by a corporate officer certifying compliance with all required financial covenants contained herein). The statements shall be prepared on a consolidated basis.

(c) Annual one year projections within 90 days of each fiscal year end.

7.3  Quick Ratio.   To maintain on a consolidated basis a ratio of
quick assets to current liabilities of at least 2.00:1.0, measured quarterly.

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

7.4  Minimum Tangible Net Worth.   To maintain on a consolidated basis
minimum tangible net worth equal to at least the sum of the following (measured quarterly):

(a)  Thirty Five Million and no/100 Dollars ($35,000,000.00); plus

(b) the sum of 50% of net profit after income taxes (without subtracting for losses) earned in each quarterly accounting period commencing after December 31, 1997.

"Tangible net worth" means the gross book value of the Borrowers' assets on a consolidated basis (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

7.5 Total Liabilities to Tangible Net Worth Ratio. To maintain on a consolidated basis a ratio of Total Liabilities to Tangible Net Worth not exceeding 1.00:1.0, measured quarterly.

"Total Liabilities" means the sum of current liabilities plus long term liabilities.

7.6  Cash Flow Ratio.   To maintain on a consolidated basis a cash flow
ratio of at least 2.00:1.0.

"Cash flow ratio" means the ratio of cash flow to the sum of debt service. "Debt Service" is defined as the current portion of long term debt, interest expense and capital expenditures of One Million and no/100 Dollars (1,000,000.00). "Cash flow" is defined as net income after taxes, plus interest expense, depreciation, amortization and other non-cash charges, minus dividends (excluding permitted dividends of up to $19,500,000.00 in distributions relating to the final S
Corporation distributions declared during fiscal year-end 12/31/96 and paid during the second quarter of fiscal year-end 1997), and capitalized software costs.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding fiscal quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

7.7  Other Debts.   Not to have outstanding or incur any direct or
contingent debts (including capitalized leases) or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank in the Borrowers' annual report dated December 31, 1996.

(e) Additional debts and lease obligations for the acquisition of fixed or capital assets or other business purposes which do not exceed a total principal amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) outstanding at any one time (excluding permitted acquisitions as defined in Paragraph 7.23
     (e)).

7.8  Other Liens.   Not to create, assume, or allow any security
interest or lien (including judicial liens) on property any Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional liens against the property of the Borrowers or any one of them which secure obligations in a total principal amount not exceeding Five Hundred Thousand and no/100 Dollars ($500,000.00).

7.9  Capital Expenditures.   Not to spend or incur obligations
(including the total amount of any capital leases) for more than Eight Million and no/100 Dollars ($8,000,000.000) in any single fiscal year to acquire fixed or capital assets, exclusive of any acquisitions as defined in paragraph 7.23 (e).

7.10 Dividends.   Not to declare or pay any dividends or distributions
on any of the Borrowers' shares.

7.11 Loans to Related Entities.   Not to make any loans, advances
(other than in the ordinary course of
business for expense) or other extensions of credit to Approved Related Entities in excess of $1,000,000.00. "Approved Related Entities" include the Borrowers' executives, officers, directors, shareholders, any relatives of the foregoing, LabFusion, Inc., and Any Travel Inc.

7.12 Change of Ownership. Not to cause, permit, or suffer any change, direct or indirect, in Borrower 1's capital ownership that would reduce the ownership of Dr. Sidney Goldblatt, The Bradley Goldblatt Trust, The Curtis Goldblatt Trust and The Jodi Goldblatt Trust, below 50.1%.

7.13 Out of Debt Period.   To repay any advances in full, and not to
draw any additional advances on the Borrowers' revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and April 30, 1999, and each subsequent one-year period (if any).

7.14 Notices to Bank.    To promptly notify the Bank in writing of:

(a)  any lawsuit over Five Hundred Thousand and no/100 Dollars
     ($500,000.00) against any one or more of the Borrowers.

(b) any substantial dispute between any Borrower or any guarantor and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in any Borrower's or any guarantor's financial condition or operations.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

7.15 Books and Records.   To maintain adequate books and records.

7.16 Audits.   To allow the Bank and its agents to inspect the
Borrowers' properties and examine, audit, and make copies of books and records at any reasonable time after reasonable notice. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.17 Compliance with Laws.   To comply in all material respects with
the laws, (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business.

7.18 Preservation of Rights.   To maintain and preserve all rights,
privileges, and franchises each Borrower now has.

7.19 Maintenance of Properties.   To make any repairs, renewals, or
replacements to keep each Borrower's properties in good working condition.

7.20 Perfection of Liens.   To help the Bank perfect and protect its
security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.21 Cooperation.   To take any action requested by the Bank to carry
out the intent of this Agreement.

7.22 Insurance.
(a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.
(b)  General Business Insurance.   To maintain insurance satisfactory
     to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' business.
(c)  Evidence of Insurance.   Upon the request of the Bank, to deliver
     to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.23 Additional Negative Covenants.   Not to, without the Bank's
written consent:
(a) permit any Borrower to engage in any business activities substantially different from such Borrower's present business.

(b)  liquidate or dissolve the Borrowers' business.

(c) enter into any consolidation, merger, pool, syndicate, or other combination, provided, however, that contractual arrangements with other entities (not including the formation of a new entity) in the ordinary course of business shall not be deemed to be a joint venture for the purposes of this paragraph.

(d) lease, or dispose of all or a substantial part of the Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets except in the ordinary course of the business.

(e) (i) acquire a business through a stock or cash acquisition which is not approved by the acquiree's board of directors or which is otherwise a "hostile" or "unfriendly" acquisition.

     (ii) for permitted acquisitions greater than Two Million and No/100 Dollars ($2,000,000.00), Borrower to provide Bank with pro-forma financial statements to confirm covenant compliance after completion of proposed acquisition.

(f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of the Borrowers' or any Borrower's fixed or capital assets.

(g) voluntarily suspend the Borrowers' or any Borrower's business for more than 5 days in any 365 day period.

7.24 ERISA Plans.   To give prompt written notice to the Bank of:
(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by any Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)  Any notice of noncompliance made with respect to a Plan under
     Section 4041(b) of ERISA.

(d)  The commencement of any proceeding with respect to a Plan under
     Section 4042 of ERISA.


8.   DEFAULT   If any of the following events occur, the Bank may do
one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below with respect to any Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

8.1  Failure to Pay.   Any Borrower fails to make a payment under this
Agreement within 10 days after the date when due.

8.2  Lien Priority.   The Bank fails to have an enforceable first lien
(except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

8.3  False Information.   Any Borrower has knowingly given the Bank
false or misleading information or representations.

8.4  Bankruptcy.   Any Borrower files a bankruptcy petition, a
bankruptcy petition is filed against any Borrower, or any Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower is dismissed within a period of 30 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to any Borrower during that period.

8.5  Receivers.   A receiver or similar official is appointed for any
Borrower's business, or the business is terminated.

8.6  Judgments.   Any judgments or arbitration awards are entered
against any one or more of Borrowers, or any one or more of Borrowers enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand and no/100 Dollars ($500,000.00) or more in excess of any insurance coverage.

8.7  Government Action.   Any government authority takes action that
the Bank believes materially adversely affects any Borrower's financial condition or ability to repay.

8.8  Material Adverse Change.   A material adverse change occurs in any
Borrower's financial condition, properties or prospects, or ability to repay the extensions of credit under this Agreement.

8.9  Cross-default.   Any default occurs under any agreement in
connection with any credit any Borrower or any of the Borrowers' related entities or affiliates has obtained from anyone else or which any Borrower or any of the Borrowers' related entities or affiliates has guaranteed, if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation or obligations.

8.10 Default under Related Documents.   Any guaranty, subordination
agreement, security agreement,
deed of trust, or other document required by this Agreement is violated or no longer in effect.

8.11 Other Bank Agreements.   Any Borrower fails to meet the conditions
of, or fails to perform any obligation under any other agreement any Borrower has with the Bank or any affiliate of the Bank.

8.12 ERISA Plans.   The occurrence of any one or more of the following
events with respect to any Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower with respect to a
Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or such Borrower's full or partial withdrawal from a Plan.

8.13 Other Breach Under Agreement.   Any Borrower fails to meet the
conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, then the breach will not be considered an event of default under this Agreement for a period of 10 days after the date on which the Bank gives written notice of the breach to such Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.


9.   ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1  GAAP.   Except as otherwise stated in this Agreement, all
financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2  Arizona Law.   This Agreement is governed by Arizona law.

9.3  Successors and Assigns.   This Agreement is binding on the
Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent.

9.4  Arbitration.
(a) This paragraph concerns the resolution of any controversies or claims between any one or more of Borrowers and the Bank, including but not limited to those that arise from:

          (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

          (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

          (iii) Any violation of this Agreement; or

          (iv) Any claims for damages resulting from any business conducted between any one or more

                Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Arizona law.

(c)  Arbitration proceedings will be administered by the American
     Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) This provision does not limit the right of the Borrowers or the Bank to:

          (i)   exercise self-help remedies such as setoff;

          (ii) foreclose against or sell any real or personal property collateral; or

          (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                    (A)  an interim remedy; and/or

                    (B)  additional or supplementary remedies.

(h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

9.5  Severability; Waivers.   If any part of this Agreement is not
enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6  Administration Costs.   The Borrowers shall pay the Bank for all
reasonable costs incurred by the

Bank in connection with administering this Agreement.

9.7  Attorneys' Fees.   The Borrowers shall reimburse the Bank for any
reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

9.8  Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(f) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

9.9  One Agreement.   This Agreement and any related security or other
agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

9.10 Exchange of Information.   The Borrowers agree that the Bank may
exchange financial information about the Borrowers with BankAmerica Corporation affiliates and other related entities.

9.11 Usury Laws. This paragraph covers the transactions described in this Agreement and any other agreements with the Bank or its affiliates executed in connection with this Agreement, to the extent they are subject to the Arizona usury laws (the "Transactions"). The Borrowers understand and believe that the Transactions comply with the Arizona usury laws. However, if any interest or other charges paid or payable in connection with the Transactions are ever determined to exceed the maximum amount permitted by law, the Borrowers agree that:

(a) the amount of interest or other charges payable by the Borrowers pursuant to the Transactions shall be reduced to the maximum amount permitted by law; and

(b) any excess amount previously collected from the Borrowers in connection with the Transactions which exceeded the maximum amount permitted by law will be credited against the then outstanding principal balance. If the outstanding principal balance has been repaid in full, the excess amount paid will be refunded to the Borrowers.

All fees, charges, goods, things in action or any other sums or things of value, other than interest at the interest rate described in this Agreement, paid or payable by the Borrowers (collectively the "Additional Sums"), that may be deemed to be interest with respect to the Transactions, shall, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the Transactions, be payable by Borrowers as, and shall be deemed to be, additional interest. For such purposes only, the agreed upon and "contracted for rate of interest" of the Transactions shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

9.12 Notices.   All notices required under this Agreement shall be
personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

9.13 Headings.   Article and paragraph headings are for reference only
and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14 Counterparts.   This Agreement may be executed in as many
counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.15 Prior Agreement Superseded.   This Agreement supersedes the
Business Loan Agreement entered into as of March 8, 1996, between the Bank and the Borrowers, as such agreement has been amended from time to time prior to the date hereof, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.


This Agreement is executed as of the date stated at the top of the first page.


Bank of America National Trust         Sunquest Information Systems, Inc.
and Savings Association
                                       By: /s/ Nina M. Dmetruk
                                           -------------------
By: /s/ Sean Dickes                    Nina M. Dmetruk, Chief Financial Officer
    ---------------
Sean Dickes, Vice President
                                       Sunquest Europa Limited

Address where notices to the Bank      By: /s/ Nina M. Dmetruk
are to be sent:                            -------------------
                                       Nina M. Dmetruk, Director
Tucson Commercial Loans, #2322
P.O. Box 26936
Tucson, Arizona  85726                 Antrim Corporation

                                       By: /s/ Nina M. Dmetruk
                                           -------------------
                                       Nina M. Dmetruk, Secretary


                                       Sunquest Pharmacy Information
                                         Systems, Inc.

                                       By: /s/ Nina M. Dmetruk
                                           -------------------
                                       Nina M. Dmetruk, Secretary


                                       Sunquest Germany GmbH

                                       By: /s/ Nina M. Dmetruk
                                           -------------------
                                       Nina M. Dmetruk, Secretary


                                       Address where notices to the Borrowers
                                       are to be sent:

                                       1407 Eisenhower, Suite 200
                                       Johnstown, PA 15904-3217

                                       with a copy to:

                                       Stanley J. Lehman, Esq.
                                       Klett Lieber Rooney & Schorling
                                       40th Floor, One Oxford Centre
                                       Pittsburgh, PA  15219